OPTION AGREEMENT
This Option Agreement (this "Agreement") is made as of this 16th day of October, 2014 between Diamante Minerals, Inc., a Nevada corporation (the "Company"), and Robert Faber ("Faber").

RECITALS

WHEREAS, in consideration for services previously rendered to the Company by Faber, the Company is offering Faber an option to purchase shares of common stock of the Company, on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Grant of Option.  In consideration for services previously rendered to the Company by Faber, the Company hereby irrevocably grants Faber the option (the "Option") to purchase all, or any portion of, 200,000 shares of common stock (the "Option Shares") on the terms and conditions set forth in this Agreement.
2.            Term of the Option.  The period during which the Option may be exercised (the "Option Period") shall commence on the date hereof and end on March __, 2016, the date that is eighteen (18) months from the date hereof (the "Option Expiration Date"). The Option can be exercised at any time, in any amounts and on indeterminate occasions during the Option Period.
3.            Exercise Price.  The exercise price for each Option Share is One Dollar and Twenty-Five ($1.25) cents (the "Option Purchase Price").
4.            Exercise of the Option.  The Option may be exercised at any time during the Option Period.  If Faber shall desire to exercise the Option, then, on or before the Option Expiration Date, Faber shall deliver to the Company an irrevocable written notice (the "Option Notice") of his exercise of the Option, the amount of Option Shares being purchased and payment for the amount of Option Shares being purchased.  Within five business days of the receipt of the Option Notice and Option Purchase Price, the Company shall cause its transfer agent to deliver a stock certificate to Faber for the Shares then so purchased.
5.            Lock-Up; No Hedging. In addition to any applicable restrictions on transferability imposed pursuant to applicable securities laws, Faber covenants and agrees that Faber shall not directly or indirectly sell, offer to sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, gift, distribute or otherwise gift or otherwise encumber or transfer the Option or the Option Shares. Faber further agrees that he shall not directly or indirectly engage in or effect, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 200 of Regulation SHO of the Securities Exchange Act of 1934, as amended) of the common stock of the Company or (ii) hedging transaction, which establishes a net short position with respect to such Common Stock. Faber further agrees and acknowledges that upon a breach or threatened breach of any provision of this Agreement, the Option shall be automatically cancelled and have no further or effect.

6.            Representations and Warranties of the Company.  The Company represents, warrants and covenants to Faber that:
(a)            Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite power to own, operate and lease its properties and carry on its business as the same is now being conducted.
(b)            Authority.  The Company has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.
(c)            Absence of Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (1) any agreement, commitment, note, bond, deed of trust, indenture, lease, mortgage or other instrument to which the Company is a party or by which any of its properties or assets is bound, (2) the Articles of Incorporation or other constituent instruments of the Company or (3) any law, order of a governmental authority or any other restriction of any kind or character applicable to the Company or any of their respective properties or assets, or (ii) result in the creation or imposition of any lien upon any properties or assets of the Company.
(d)            Consents.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (i) any governmental authority or (ii) any other person (including, but not limited to, any party to a contract or other agreement or commitment of the Company), is required in connection with the execution, delivery and performance of this Agreement and all other instruments or agreements to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby.
(e)            Ownership.   Upon payment of the Option Purchase Price, Faber shall be the lawful record and beneficial owner of the Option Shares so purchased, free and clear of all encumbrances.
7.                Representations and Warranties of Faber.  Faber represents, warrants and covenants to the Company that (i) by reason of his business and financial experience, he and or his representatives have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective acquisition of the Option Shares and can bear the economic risk of such investment, and that if he exercises the Option, he will be purchasing the Option Shares for his own account and not with a view to the distribution thereof or with any present intention of distributing or selling any of such membership interests except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, (ii) he understands and agrees that the Company's offer and sale of the Option has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions thereunder and applicable state securities laws or if an exemption from registration is available, and (iii) he and his representatives have received all the information any of them has requested from the Company and have had the opportunity to ask questions thereof and such person believes such information is sufficient to make an informed decision with respect to its acquisition of the Option.  The issuance of the Option and the other transactions contemplated herein are exempt from the registration requirements of the Securities Act.

8.            Amendments.  This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
9.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEVADA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. FABER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR
HIMSELF AND HIS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEVADA STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT WILL AFFECT THE RIGHT OF THE COMPANY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. FABER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OF THIS AGREEMENT.
10.        Notices.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to the Company:	Diamante Minerals, Inc. C/O David Lubin 108 S. Franklin Avenue Suite 10 Valley Stream, NY 11580

If to Faber:	6503 North Military Trail, Unit 4601 Boca Raton, FL 33496

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (iv) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt. In order for any such notice to be deemed given as provided above, any such notice must also be accompanied by an email to the recipient.

11. Successors and Assigns.    This Agreement and the rights of Faber hereunder is not assignable in whole or in part by Faber to any other person or entity without the consent of the Company. If Faber attempts to assign or transfer the rights granted herein without the prior express written consent of the Company then the Option shall be automatically cancelled and have no further or effect.
12.  Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided, however, that no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Agreement to such party.
13. Further Assurances.  The Company and Faber shall each cooperate with each other and use their best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective all transactions contemplated by this Agreement as soon as practicable following the request of the other party, and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Agreement.
14. Independent Representation.  Each of the Company and Faber acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement. This Agreement shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement.
15.            Signatures.  This Agreement may be executed by facsimile or other electronic means and in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.
DIAMANTE MINERALS, INC.

By:         /s/ Rob Faber_______
Name: Rob Faber
 Title: Chief Executive Officer

/s/ Rob Faber___________
Robert Faber